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                                                                  Exhibit (p)(2)

4.05 Personal Trading
Revised 02/05/04

I.   General Principles

     It is the policy of Banc One Investment Advisors Corporation ("BOIA") that all employees must (1) at all times place the interest of the accounts which are managed by BOIA first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy of BOIA and the individual employee's position of trust and responsibility; and (3) adhere to the fundamental standard that BOIA employees must not take inappropriate advantage of their position.

     Employees of BOIA are prohibited from the following mutual fund trading activity in their personal securities accounts, the accounts of their spouse or for any other account in which the employee has a direct or indirect benefit or over which the employee controls security selection and trading activity:

         (i). No employee shall knowingly effect or facilitate a mutual fund trade that violates the terms of the applicable mutual fund prospectus or statement of additional information ("SAI").

         (ii). No employee shall knowingly effect or facilitate excessive trading of shares in a mutual fund accounts as such term is defined in the applicable mutual fund's prospectus or SAI.

         (iii). No employee shall knowingly effect or facilitate a mutual fund transaction to engage in market timing. Market timing is an investment strategy using frequent purchases, sales and exchanges of mutual funds in an attempt to profit from short-term market movement.

     Trading while in possession of material, non-public information, however obtained, including but not limited to having been obtained through BOIA analysts' research function, is prohibited. The disclosure of any such material, non-public information to any person is also prohibited.

     This Personal Trading Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield BOIA personnel from liability for personal trading or other conduct that violates the employee's fiduciary duty to clients and/or Fund shareholders.

II.  Governing Standards

     This Personal Trading Policy is designed to comply with Rule 17j-1 of the Investment Company Act of 1940, Rule 204-2(a)(12) of the Investment Advisers Act of 1940 and the Investment Company Institute's ("ICI") Guidelines on Personal Investing issued in 1994.

     This Personal Trading Policy, unless otherwise specifically stated, shall apply to all employees of BOIA. This policy will also apply to members of the Board of Directors of BOIA who are involved in the day-to-day business activities. This Personal Trading

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     Policy will apply to an employee of BOIA who is also an Executive Officer of Bank One Corporation and who is deemed to be a Sensitive Employee under Bank One Corporation's Corporate Insider Trading Policy. However, compliance with Bank One Corporation's Corporate Insider Trading Policy shall be deemed to constitute compliance with this Personal Trading Policy to the extent that compliance with, and reporting under, the Corporate Insider Trading Policy satisfies the compliance and reporting requirements of this Personal Trading Policy. In addition, this policy will apply to any other employee of Banc One Corporation and its affiliates who is deemed to be under Rule 204-2(a)(12)(iii)(A) of the Investment Advisers Act an "investment adviser representative" of BOIA.

III. Definitions

     A. Beneficial ownership of a security is determined in the following manner: an employee should consider themselves the beneficial owner of securities held by their spouse, their minor children, another person who is a member of their immediate family who shares their home or other persons if by reason of any contact, understanding, relationship agreement or other arrangement they obtain such ownership. The employee should also consider themselves the beneficial owner of securities if they can invest or revest title in themselves now or in the future.

     B. Both the Investment Company Act of 1940 and the Investment Advisers Act of 1940 define a security as: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

     C. Covered Security means a security (as defined above) except that it does not include exempted securities. (as defined below).

     D.  Exempted Securities include:

             (i).   Direct obligations of the Government of the United States

             (ii). Banker's acceptance, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

             (iii). Shares issued by open-end registered investment companies, however see Section IV.C. regarding restrictions surrounding holding of One Group Mutual Funds

             (iv). Municipal fund securities (such as 529 plans) issued pursuant to a state sponsored qualified tuition plan.

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     E.  Non-Open End Registered Investment Companies are covered securities.
     Non-Open End Registered Investment Companies include: closed-end mutual funds, Unit Investment Trusts (UITs), HLDRS (for purposes of this policy), and Exchange Traded Funds such as QQQ, Diamonds, Spiders, etc.

     F.  Program Trade is defined as:

             (i). being withdrawn from an account which causes securities to be sold in a manner cash being added to an account which causes securities to be bought in a manner that maintains the account's existing allocation or,

             (ii). cash that maintains the account's current securities allocation or,

             (iii.) rebalancing of the portfolio (i.e. an index rebalancing of the portfolio).

     G. Non-Program Trade is defined as any trade that is not a Program Trade as defined above.

     H. "Level 2" designation is an employee of BOIA who is a member of a mutual fund team, PMG, FIPMG or MEP team but does not authorize trades.

     I. "Level 3" designation is an employee of BOIA who is a member of a mutual fund team, PMG, FIPMG or MEP team and who does authorize trades (i.e.: portfolio/fund managers and sector managers).

     J. Authorize Trades is defined as the authority to place the trade and the responsibility for its generation.

     K. Equivalent security is defined as any option to purchase or sell and any security convertible into or exchangeable for that security.

     L. PMG managed account is an account for which BOIA provides investment management services under its contract with Bank One Trust Company and its predecessors.

     M. FIPMG managed account is a PMG account with fixed income securities only.

     Any questions regarding these definitions should be directed to the Compliance Department.

IV.  Restrictions on Personal Trading Activities

     A. Initial Public Offerings

     All employees of BOIA are prohibited from acquiring any security in an initial public offering. There are three (3) exceptions. They are: 1) mutual savings bank conversions where an employee maintains an account with the converting savings bank; 2) insurance company offering where an employee is a policy holder of the insurance company; and, 3) an offering that is made to an employee's spouse by the spouse's employer. In all cases, the employee must provide documentation of the offering.

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     B.  Private Placements

     All employees must, when purchasing securities in a private placement:

             (i). Obtain the prior written approval of BOIA's Corporate Legal Counsel prior to obtaining pre-clearance, and

             (ii). Disclose the investment, in writing, when they are involved in any subsequent decision to invest in the issuer on behalf of an account (i.e., mutual fund, clones, common/collective funds, personal trust and institutional accounts) which they manage and refer the decision to purchase securities of the issuer for the account to the Chief Investment Officer of Equity Securities or of Fixed Income Securities. A copy of the written disclosure must be provided to the appropriate Chief Investment Officer listed above in order for the appropriate Chief Investment Officer to make a decision on the purchase of the securities.

     C.  One Group Mutual Funds

     All employees are required to maintain their holdings of shares of One Group Mutual Funds in one of the following arrangements: a fund direct account with One Group Mutual Funds through One Group Dealer Services, fund direct through Banc One Securities Corporation (i.e. IRA) or in a Banc One Securities Corporation brokerage account. Only accounts for which an employee has no trading or security selection authority are exempt from this requirement (i.e. you have given up the management of the account to a third party). In order to grant the exception, Compliance must receive from the employee requesting the exception, copies of the documents establishing the account.

             (i).   Ban On Short-Term Trading

             All shares of One Group Mutual Funds must be held for a minimum of 90 calendar days (i.e. trade date is day 0 - you may buy or sell your shares on day 91). All transactions will be reviewed based on FIFO (first in, first out). Buy and sell transactions in the following funds are exceptions to this holding requirement: all money market funds, One Group Ultra Short-Term Bond Fund, One Group Short-Term Bond Fund, One Group Treasury and Agency and One Group Short-Term Municipal Bond Fund. Violations of the policy governing holdings of One Group Mutual Funds will subject the employee to the sanctions of the policy as well as to any sanctions under the prospectus.

             (ii).  Systematic Deposits & Withdrawals

             The 90-day holding requirement does not apply to shares redeemed as part of a systematic withdrawal program.

             (iii). Monitoring of Holdings

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             All employee holdings of shares of One Group Mutual Funds will be monitored for compliance with One Group prospectus requirements. The following types of activities will be monitored: marketing timing, round trips and excessive exchange activity.

             One Group Mutual Funds defines marketing timing as "an investment strategy using frequent purchases, redemptions and/or exchanges in a attempt to profit from short-term market movements."

             Round trips include a purchase into a Fund (by any means) followed shortly thereafter by a redemption (by any means) out of the same Fund. A "round trip" could also include a redemption out of a Fund (by any means) followed by a purchase back into the same Fund (by any means).

             To prevent disruptions in the management of the Funds, One Group limits excessive exchange activity. Generally exchange activity is considered to be excessive if it exceeds two substantive exchange redemptions from the same Fund within 30 days of each other. For this purpose, substantive means an exchange of $50,000 or more.

             Market timing, round trips and excessive exchanges apply to employee accounts in addition to any penalties if they violate the 90-day holding requirement. All trades that violate the 90-day holding requirement will be reviewed, no matter the dollar size.

             (iv).  Redemption Fees

             If you sell certain shares within 90 days of purchase (see prospectus for information regarding applicable funds), you will pay a redemption fee of 2.00% on the value of the shares sold in addition to any other applicable fees and or penalties under the policy. The redemption fee does not apply to shares purchased through reinvested distributions (dividends and capital gains) or shares redeemed as part of a termination of certain plans or shares redeemed on a systematic basis including shares redeemed as a result of required minimum distributions under certain plans or as a part of a regular rebalancing program, such as a wrap program or shares redeemed as part of a bona fide asset allocation program; provided that the redemption fee may be charged in the event that it is determined that such programs are being used as a market timing strategy. Redemption fees are paid to the One Group Mutual Funds and are designed to offset the brokerage commissions, capital gains impact and other costs associated with fluctuations in One Group Mutual Fund asset levels and cash flow caused by short-term shareholder trading.

     D.  Blackout Periods

             (i).   Same Day

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             All employees are prohibited from executing a securities
             transaction (buy or sell) on a day when a mutual fund, investment trust portfolio or composite account of the mutual fund (i.e., separately managed institutional accounts in the same style composite as the mutual fund or common/collective trust funds) has a pending buy or sell order in the same or equivalent security until that mutual fund, investment trust portfolio or composite account order is executed or withdrawn. An exception will be granted for trades pending ONLY in one of the following funds:
             Equity Index, Market Expansion Index, International Equity Index or the Investment Trust Equity Index and for de minimis sell transactions.

             In addition to the foregoing, the following employees are subject to further restrictions for purposes of applying the same day blackout period:

                   (a.) all BOIA employees of Portfolio Management Group (PMG) are prohibited from executing a securities transaction (buy or sell) on a day when any PMG managed account has a pending buy or sell order in the same or equivalent security until that PMG managed account order is executed or withdrawn;

                   (b.) all Fixed Income Portfolio Management Group (FIPMG) portfolio managers, traders, and trading assistants are prohibited from executing a fixed income securities transaction (buy or sell) on a day when any FIPMG managed account has a pending buy or sell order in the same or equivalent security until that FIPMG managed account order is executed or withdrawn;

                   (c.) any member of the equity Diversified Strategies Team is prohibited from executing a securities transaction (buy or sell) on a day when any MEP model managed by the MEP team or any equity mutual fund or composite account managed by any equity team has a pending buy or sell order in the same or equivalent security until that order is executed or withdrawn;

                   (d.) all associates offering consultative/advisory (e.g. members of the "Kitchen Kabinet" or marketing/communication services to the MEP team) are prohibited from executing a securities transaction (buy or sell) on a day when any MEP model has a pending buy or sell order in the same or equivalent security.

                   Any personal trades executed within the proscribed blackout periods will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy.

             (ii). Seven Day

             All fixed income mutual fund team members including portfolio managers, research analysts and traders, are prohibited from buying or selling a security within at least seven (7) calendar days before and after the mutual fund, investment trust portfolio or composite account (i.e., separately managed institutional accounts in the same style composite as the mutual fund or common/collective trust funds) that their team manages trades in the same or equivalent security.

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              All equity mutual fund team members, including portfolio managers, research analysts, traders and the Portfolio Management Systems Group are prohibited from buying or selling a security within at least seven (7) calendar days before and after the mutual fund, investment trust portfolio or composite account (i.e., separately managed institutional account in the same style composite as the mutual fund or common/collective trust funds) that any equity mutual fund team manages trades in the same or equivalent security.

              Any personal trades executed by any fixed income or equity employee listed in the preceding 2 paragraphs above, within the proscribed blackout period, will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section (Section VIII) of the Policy unless: the trade by the mutual fund, investment trust portfolio or composite account is a program trade; the trade is pending ONLY in one of the following equity funds: Equity Index, Market Expansion Index, International Equity Index or the Investment Trust Equity Index, or the employee is granted an exception and takes corrective action per Section V.B.ii.7.c of the policy. Please see the Personal Securities Transactions section (Section V) of this Policy for important definitions and information regarding pre-clearance and post-clearance of personal securities transactions.

              All BOIA employees of PMG are prohibited from buying or selling a security within at least seven (7) calendar days before and after that same or equivalent security is traded by any other portfolio manager or portfolio specialist in PMG in a PMG managed account.

              All FIPMG portfolio managers, traders and trading assistants are prohibited from buying or selling a fixed income security within at least seven (7) calendar days before and after that same or equivalent security is traded in an FIPMG managed account.

              All associates offering consultative/advisory (e.g. members of the "Kitchen Kabinet" or marketing/communication services to the MEP team are prohibited from executing a securities transaction (buy or sell) on a day when any MEP model has a pending buy or sell order in the same or equivalent security.

              All members of the equity Diversified Strategies team are prohibited from buying or selling a security within at least seven
              (7) calendar days before and after that same or equivalent security is traded by any MEP model or any equity mutual fund or composite account managed by any equity team

              Any personal trades executed by the PMG, FIPMG or Diversified Strategies team members identified in the 3 preceding paragraphs, within the proscribed blackout period, will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section (Section VIII) of the Policy. Please see the Personal Securities Transactions section (Section V) of this Policy for important definitions and information regarding pre-clearance and post-clearance of personal securities transactions.

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     E. Ban on Short-Term Trading

     All employees are prohibited from profiting in the purchase and sale, or the sale and purchase of the same (or equivalent) securities on an account level basis within sixty (60) calendar days. Any sell transactions done under the De Minimis exception procedures listed below are subject to the 60-day rule. Any personal trades executed within the banned period will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy. This prohibition does not apply to:

          . Transactions in an exempted security (see Section IV.C. for information regarding the holding period for One Group Mutual Funds);

          .   transactions in non-open end registered investment companies;

          .   transactions in Bank One Corporation stock (ONE);

          .   incentive compensation stock option transactions;

          .   transactions which do not result in a gain; and,

          . sale transactions for which an employee can provide acceptable documentation from their broker that the shares sold by the account have been held in the account for at least 61 days (e.g., original acquisition date of the shares sold listed on the confirmation, copy of the brokerage firm policy for selecting shares for a partial sale, etc.).

     F. Gifts

     All employees must follow the guidelines of the Bank One Corporation Code of Conduct, incorporated herein by reference, when receiving any gift or anything else of value.

     G. Service as a Director

     All employees must follow the guidelines of the Bank One Corporation Code of Conduct, incorporated herein by reference, regarding their ability to serve as a corporate director.

     H. Internal Research Reports

     Trading in a personal account is prohibited for 48 hours (two (2) trading days) after a research report regarding a particular security is distributed. Trading of a security in an employee account is also not permitted for 48 hours (two (2) trading days) after the addition or deletion of the security to or from an Approved List (including the Approved, and Monitor Lists) or Model Portfolio. In addition, trading in a security in an employee account is prohibited for 48 hours (two (2) trading days) after a coding change of that security on an Approved List (including the Approved, Monitor Lists). No employee is permitted to trade securities in a manner contrary to recommendations by BOIA without written permission from a Compliance Manager.

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     I. Bank One ("ONE") Securities

     Please see the Bank One Corporation Code of Conduct for restrictions surrounding ONE.

     J. Investment Clubs

     All employees of Investment Advisors are prohibited from participating in an investment club.

V. Personal Securities Transactions

     A. Pre-clearance

               (i). All employees, which for purposes of this Policy includes the employee's spouse and immediate family members living in the same household as the employee, are required to preclear all securities transactions (both buys and sells) in which the employee has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, with the Chief Investment Officer of Equity Securities, or in their absence, the Manager of the Equity Trading Desk (or their designee), for all transactions in equity securities and the Chief Investment Officer of Fixed Income Securities for all transactions in fixed income securities; or, the Managing Director of the Fixed Income Taxable Bond Team (or their designee) for taxable bond securities transactions or the Managing Director of Fixed Income Tax-Exempt Bond Team (or their designee) for tax-exempt securities transactions. Those individuals listed above must receive pre-clearance from the Senior Compliance Director.

               (ii). Pre-clearance is good only for the business day on which it is granted and for the following business day. For example, if the employee received clearance to trade a security on Monday, the employee may trade that security on Monday or Tuesday. If the employee decides they do not want to place the trade on Monday or Tuesday and want to place the trade on Wednesday instead, the employee must obtain new pre-clearance for Wednesday. Trades placed on the second business day of the pre-clearance window must be executed during trading hours. Employees must obtain a separate pre-clearance for each buy and sell transaction.

               (iii). The employee may receive pre-clearance orally from one of the above-referenced individuals (or their designee) which must then be followed up in writing by the individual granting pre-clearance (or their designee) within 24 hours after clearance is granted. A copy of the pre-clearance approval must be sent to the employee as well as to the Compliance Department. Any trade for which a pre-clearance approval in writing is not received will be considered a violation of this Personal Trading Policy.

     B. Post-clearance

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              (i).  In addition to pre-clearance, all fixed income and equity mutual fund team members, including portfolio managers, research analysts, and traders; the Portfolio Management Systems Group (PMSG); all BOIA employees in PMG; all traders, trading assistants, and portfolio managers in FIPMG trading fixed income securities in their personal accounts; all members of the Diversified Strategies team and members of the Kitchen Kabinet and associate who provide marketing/communications support to the MEPs are required to post-clear all personal securities transactions (both buys and sells) on the 8th calendar day following the date of the trade. Failure to post-clear a trade on the 8th calendar day following the date of the trade will be considered a breach of the Policy and subject to the sanctions contained within the Penalties section of the Policy.

              (ii). If a trade (buy or sell) has been executed in a fixed income mutual fund, investment trust portfolio or composite account which the fixed income employee's team manages or if a trade (buy or sell) has been executed by an equity mutual fund, investment trust portfolio or composite account managed by any one of the equity mutual fund teams, within the 7 (seven) calendar days following the date of the equity or PMSG employee's trade, the following action must be taken by the employee:

                      (1.) If the trade is part of a program trade (Program Trade):

                      If the employee is designated as "Level 2 or Level 3", the employee must reverse the non-qualifying trade, after obtaining the necessary pre-clearance, and disgorge any profit, to a charity of their choice, within 10 (ten) business days of notification. The employee must provide a copy of the letter to the charity and the check made payable to the charity for the amount of the disgorgement to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available. After the third non-qualifying trade, the employee will be restricted to trading in exempted securities and registered investment companies for a period of 6 (six) months. If an employee is restricted from trading 3 (three) times, the employee will then be restricted to only trading in exempted securities and registered investment companies for the remainder of their tenure at Investment Advisors.

                      (2.) If the trade is not a Program Trade (Non-Program Trade) this will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy.

                        (a). If the employee is designated as "Level 2 ", the employee must reverse the non-qualifying trade, after obtaining the necessary pre-clearance, and disgorge any profit, to a charity of their choice, within 10 (ten) business days of notification. The employee must provide a copy of the letter to the charity and the check made payable to the charity for the amount of the disgorgement to the Compliance Department. In addition,

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                      the employee must provide a copy of the canceled check
                      once it is available. After the third non-qualifying trade, the employee will be restricted to trading in exempted securities and registered investment companies for a period of 6 (six) months. If an employee is restricted from trading 3 (three) times, the employee will then be restricted to only trading in exempted securities and registered investment companies for the remainder of their tenure at Investment Advisors.

                      (b). If the employee is designated as "Level 3", the employee must reverse the non-qualifying trade, after obtaining the necessary pre-clearance, disgorge the profit and pay a penalty of 25% of the market value of the original transaction within 10 business days of notification. The penalty shall be paid to a charity that the employee chooses. The employee must provide a copy of a letter and check made payable to the charity for the amount of the penalty to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available. After the second non-qualifying trade, the employee will be restricted to trading in exempted securities and registered investment companies for a period of 6 (six) months. If an employee is restricted from trading 2 (two) times, the employee will then be restricted to only trading in exempted securities and registered investment companies for the remainder of their tenure at BOIA.

                    (3.) If a trade (buy or sell) has been executed in any PMG managed account within the 7 (seven) calendar days following the date of a trade by a PMG employee, the employee will be required to take the action corresponding to that employee's designation as either a Level 2 or Level 3 employee as set forth above in subparagraph 2 (a)(i) and (ii). The Managing Director of Portfolio Management Group assigns the level designation for PMG. Please refer to Section III for definitions.

                    (4.) If a fixed income trade (buy or sell) has been executed in any FIPMG managed account within the 7 (seven) calendar days following the date of a trade by an FIPMG portfolio manager, trader, or trading assistant, the employee will be required to take the action corresponding to that employee's designation as either a Level 2 or Level 3 employee as set forth above in subparagraph 2 (a) (i) and (ii). The CIO of Fixed Income Securities assigns the level designation for FIPMG. Please refer to Section III for definitions.

                    (5.) If a trade (buy or sell) has been executed in any MEP model or any equity mutual fund or composite account within the 7 (seven) calendar days following the date of a trade by any member of the Diversified Strategies Team, or any associate of the Kitchen Kabinet or who provides marketing/communication support to the MEPs, the employee will be required to take the action corresponding to that employee's designation as either a Level 2 or Level 3 employee as set forth above in subparagraphs 2 (a) (i) and
                    (ii). The CIO of Equity Securities assigns the level designation

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                    for the members of the Diversified Strategies Team and
                    associates provided support (Kitchen Kabinet and marketing/communications). Please refer to section III for definitions.

                    (6.) The designation of Level 2 and Level 3 employees is the responsibility of the Chief Investment Officer of Equity Securities and the Chief Investment Officer of Fixed Income Securities. The initial reporting of these designations must be made to the Pre-clearance Group and the Compliance Department upon the effective date of this policy. In addition, it will be their responsibility to notify the Compliance Department and the Pre-clearance Group of any changes in designations immediately upon their effectiveness. Failure to provide the Pre-clearance Group and the Compliance Department of any changes in Level designations may have adverse consequences on an employee's personal trading.

                    (7.) Exceptions to Pre-clearance and Post-clearance:

                      (a). It is not necessary to receive pre-clearance or
                           post-clearance for the following securities: (1) exempted securities; (2) shares of registered investment companies; and, (3) ONE.

                      (b). Employees do not have to submit a pre-clearance or
                           post-clearance request for sell transactions only (this exception does not apply to buy transactions) which are: 1) 200 shares or less; and 2) have a transaction market value of less than $10,000 (excluding commissions and fees); and 3) are in securities with a market cap greater than $5 billion. Employees do have to complete and submit a "De Minimis Trade Exception Form ("Exception Form")", with the required documentation attached, to the Compliance Department. The required documentation, which must be attached to the Exception Form, is detailed on the Exception Form. De Minimis exception trades are good only for the day on which the exception is requested. The Exception Form must be submitted on trade date prior to execution of the trade. It is the employees' responsibility to ensure that the Exception Form is submitted on a timely basis (via fax or hand delivery) along with appropriate documentation to the compliance department. Failure to follow the De Minimis exception trade procedures will be subject to the same penalties outlined in the policy for failure to preclear a trade. De Minimis trades must also comply with Policy Section IV. E. "Ban on Short-Term Trading". Compliance must continue to receive duplicate confirmations and account statements for De Minimis exception trades.

                      (c). The CIO of Equity Securities and the CIO of Fixed
                           Income Securities and the Chief Risk Officer may grant certain exceptions to equity or fixed income mutual fund team employees subject to the post-clearance process.

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                            An employee must submit an e-mail to the applicable
                            CIO requesting the "post-clearance violation exception" and must state:

                            1. whether or not the employee received the
                               appropriate pre-clearance for the transaction,

                            2. whether the employee had any knowledge that would
                               cause the employee to believe that the One Group Mutual Fund, the Investment Trust Portfolio or a composite account was considering a transaction in the same security at the time the employee bought or sold the security for their personal account and

                            3. whether or not the employee had influence or
                               control over the trade that was placed in the One Group Mutual Fund, Investment Trust Portfolio or composite account.

                            The CIO must review the request for the
                            post-clearance exception and:

                            1. determine whether the employee had or should have had any knowledge regarding the fund, investment trust portfolio or composite account transaction. If the CIO finds any appearance that the employee had knowledge, then the employee cannot be granted a post-clearance transaction exception. If the CIO determines that the employee had no knowledge, then the exception review process continues;

                            2. determine whether or not the employee had influence or control over the transaction. If the employee had no influence or control over the transaction, then the employee may be granted a post-clearance transaction exception. If the CIO determines that the employee had influence or control over the transaction, the exception review process continues,

                            3. determine whether there were market conditions surrounding the transaction in the mutual fund, investment trust portfolio or composite account that would justify a post-clearance transaction exception. If the CIO determines that market conditions do justify the exception, then the employee may be granted the post-clearance violations exception. If the CIO determines that market conditions do not justify it, then the employee cannot be granted the exception.

                           Once the applicable CIO has reviewed the post-clearance transaction exception request, the request, along with the determination made by the CIO is submitted to the Chief Risk Officer. Both the CIO and the Chief Risk Officer must approve all post-clearance violation exceptions.

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

                      (d). The CEO or Chief Risk Officer of BOIA may grant
                           "post-clearance violation exceptions" to the CIO of Equity Securities and the CIO of Fixed Income Securities. The CEO or Chief Risk Officer must follow the process as outlined above.

         If an employee receives a "post-clearance violation exception" from either the CIO of Equity Securities, the CIO of Fixed Income Securities or the CEO of BOIA and the Chief Risk Officer, the employee will be required to reverse their transaction and disgorge any profits the employee may receive to a charity of their choice. The excepted trade will not be required to pay a 25% penalty and will not count as a violation of the personal trading policy. Documentation of the trade reversal and the submission of the profit to a charity must be submitted to the applicable CIO or CEO and kept as part of the "post-clearance violation exception" approval process. The applicable CIO must provide a copy of the post-clearance violation exception to the Compliance Department as documentation for the fund manager's file. All post-clearance trade exceptions will be presented to the One Group Trustees for review on a quarterly basis.

VI. Disclosure and Reporting Requirements

     A. Records of Securities Transactions

     All employees are required to direct, in writing with a copy to the Senior Compliance Director, their brokers to provide the Senior Compliance Director with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts that hold covered securities. Reportable transactions do not include transactions in exempted securities.

     B. Disclosure of Personal Holdings and Accounts

     All employees are required to disclose all personal securities holdings of covered securities and all accounts which hold any security, including accounts that hold exempted securities, in writing to the Senior Compliance Director upon commencement of employment and thereafter on an annual basis. Reports must be received within ten (10) calendar days of employment and within ten (10) calendar days of each year-end (i.e., January 10).

     C. Certification of Compliance with the Personal Trading Policy

     All employees are required to certify upon commencement of employment and annually in writing to the Senior Compliance Director that they have read and understand the Personal Trading Policy. Each employee must further certify that they have complied with the requirements of the Personal Trading Policy and that they have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported.

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

VII. Compliance Procedures

     In order to provide information to determine with reasonable assurance whether all employees are observing the provisions of the Personal Trading
     Policy:

     A. The Senior Compliance Director shall notify each employee of the reporting requirements of the Personal Trading Policy and deliver a copy of the Policy to each employee. A notice will be sent to employees via electronic mail when there are changes to the Policy. Changes to the Policy will be made on the Intranet. Employees who do not have access to the Intranet must contact the Compliance Department.

     B. Each employee and director to whom this policy applies must submit to the Senior Compliance Director on an annual basis, an Annual Certification of Compliance with the Personal Trading Policy as prescribed in the attached Exhibit A. The annual certification must be filed with the Senior Compliance Director within ten (10) calendar days after year-end.

     C. Each employee and director to whom this policy applies must submit to the Senior Compliance Director upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in the attached Exhibit B, Personal Securities Holdings and Accounts. The annual report must be filed with the Senior Compliance Director within ten (10) calendar days after year-end.

     D. Each employee and director, to whom this policy applies, must submit to the Senior Compliance Director on a quarterly basis, reports in the form prescribed in the attached Exhibit C, Personal Securities Transactions and Accounts. The quarterly report must be filed with the Senior Compliance Director within ten (10) calendar days after each quarter-end. If an employee is on an approved leave of absence (i.e.: military, maternity, etc.) over a quarter end, the Senior Compliance Director may waive the requirement of quarterly reporting for the employee. Circumstances that will be considered in granting a reporting waiver include past trading history, current brokerage arrangements and any other relevant factors.

     E. The individual granting the pre-clearance must document decisions regarding the pre-clearance of all reportable personal securities transactions in writing. The written pre-clearance authorization must document that the trade does not violate any terms of the Personal Trading Policy.

     F. The Compliance Department will review all trades for violations of the ban on short-term trading profits.

     G. All employees are required to direct, in writing with a copy to the Senior Compliance Director, their brokers to provide the Senior Compliance Director with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts that hold covered securities. The Compliance Department will verify on a quarterly basis that all statements for accounts reported are received.

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

     H. The Personal Trading Violations Committee, made up of senior management of the firm, will review each violation of the Policy that has occurred. Quarterly, the Senior Compliance Director must report, to Senior Management of BOIA, to BOIA's Board of Directors and to the Trustees of One Group the results of each quarterly review of employee personal trading files, status of the quarterly report of securities transactions and the annual report of holdings, all violations of the Policy, the results of the Committee meetings and all exceptions to the Policy

     I. The Personal Trading Policy, a copy of each Personal Securities Holdings and Accounts Report and Personal Securities Transactions and Accounts Report, any written report prepared by the Senior Compliance Director and lists of all persons required to make reports will be preserved by the Senior Compliance Director for the period required by the Investment Company Act of 1940 and The Investment Advisers Act of 1940.

VIII. Penalties for Violations of the Policy

     The following sanctions will be imposed for violations of the Policy:

     A. Personal Security Transaction Violations

              (i). Employees will be required to break or unwind the transaction (e.g. if the trade is a buy, the employee must sell the security or if the trade is a sell, the employee must buy back the security) and pay a penalty of 25% of the market value of the transaction. The penalty will be paid to a charity that the employee chooses. The employee must provide a copy of a letter and check made payable to the charity for the amount of the penalty to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available.

              (ii). This penalty will be imposed for failure to pre-clear a Transaction, failure to post-clear a Transaction on the 8th calendar day following the date of a personal trade (if required), a violation of the Same Day Blackout Period, a violation of the Seven Day Blackout Period for Non-Program Trades, failure to submit the De Minimis Trade Exception Form and the appropriate documentation, a violation of the Ban on Short-Term Trading and a violation of the holding period requirement for One Group Mutual Fund shares.

              (iii.) For post-clearance exception process transactions, an employee will be required to reverse their transaction and disgorge any profit to a charity of their choice. Post-clearance exception process transactions will not be subject to the 25% penalty and will not count as a violation of the policy.

              (iv). Non-investment employees of BOIA will be granted one "grace trade" exception from the penalty section of the Policy. A "grace trade" exception is a violation of the Policy; however, the sanctions in the Policy will not be imposed. A second violation will result in the sanctions being imposed.

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

              (v). The "grace trade" exception will not be granted to employees of Investment Advisors who are investment personnel (i.e., all employees, except for support staff, of any division of the Fixed Income Department or Equity Department, or the Portfolio Management Group (PMG)). Any violation of this Policy will result in the sanctions being imposed.

              (vi). A third violation by any employee of BOIA of this Policy will result in termination.

     B. Failure to Disclose a Reportable Brokerage Account Opened During the Calendar Year

     Any employee who opens a new brokerage account and fails to report the new brokerage account on Exhibit C at the end of the quarter in which the account was opened will be required to pay a $100.00 fine. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty. In addition, the employee must provide a copy of the cancelled check once it is available.

     C. Failure to Disclose a Reportable Brokerage Account

     Any employee who fails to disclose a reportable brokerage account either on the Brokerage Account Information Form (at the time of employment or at the time of the annual renewal) or on Exhibit C (quarterly), will be required to pay a $100.00 fine for the first identified account which was not reported. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty, In addition, the employee must provide a copy of the cancelled check once it is available.

     Any subsequent violations of this section of the policy could, at the discretion of Senior Management, result in termination.

IX.  Married Couples of BOIA

     This section addresses the requirements for married couples who are both employees of BOIA.

     A. Commencement of Employment & Initial Reporting

     Upon commencement of employment with BOIA, all employees must complete the initial certifications, disclosures and reporting requirements under this policy as an individual, regardless of whether the information requested has been previously reported.

     B. Brokerage Account Information Form

     When completing the Brokerage Account Information Form, the employee must report all accounts, which are required to be reported under the policy, even if an account is

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

     already being reported by the spouse. For joint accounts, the employee should indicate which spouse would be the primary contact. The person who is listed as the primary contact for each account is responsible for ensuring that duplicate statements and confirmations are provided to the Compliance Department by the broker.

     C. Quarterly reporting

     Both spouses must sign and date the Personal Securities Transaction and Accounts Report (Exhibit C). All documentation required of either spouse may be submitted in one package for both.

     D. Annual Reporting

     Annually, each spouse must sign and submit a separate Exhibit A certifying that each employee has read and will abide by the terms of the BOIA Personal Trading Policy.

     The annual Personal Securities Holdings and Accounts Disclosure (Exhibit B) and the Brokerage Account Information Form may be filled out jointly and must be signed by both spouses. For all brokerage accounts, the employees must indicate which spouse is the primary contact for purposes of this Policy.

     E. Pre-clearance & Trading

     Spouses that are listed as the primary contact for accounts noted on the Brokerage Account Information Form will be looked to for compliance with this section of the policy.

     F. Standard of Care

     The highest standard of care with respect to this policy of either spouse shall be the standard of care required by both spouses. For example, if one spouse is a money manger and the other spouse is in marketing, both spouses will be held to the standard of care required of a money manager. This common standard of care also includes trading restrictions and penalties. Using the above example, normally an employee of the marketing department would be eligible for a first time "Oops" violation. However, if they are a spouse of an employee that is not eligible for an "Oops" violation, they are likewise not eligible.

     G. Violations & Penalties

     If there is found to be a violation of any portion of this policy in any reportable account(s), the violation will be counted against BOTH spouses. However, any monetary penalty associated with any violation will be enforced only against the spouse listed as the primary contact on the account in which it occurred. Please be advised that multiple violations that would constitute termination of employment under this Policy may result in BOTH spouses being terminated.

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